Exhibit 99.1

Shineco, Inc. Enters into RMB 1.12 Billion Worth of Strategic Cooperation Agreement for Apocynum Industrial Park Projects in the Nationally Designated Economic Development Zone in Xinjiang, China

BEIJING, November 21, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company, through its wholly owned subsidiary Xinjiang Tianyi Runze Bioengineering Co., Ltd. (“Runze”), has entered into a Strategic Cooperation Agreement (the “Agreement”) with Korla Economic and Technological Development Zone Administrative Committee (“Korla Committee”), for Apocynum Industrial Park Projects in the Nationally Designated Economic Development Zone in Xinjiang, China. Pursuant to the Agreement, Runze is expected to invest in the aggregate of RMB 1.12 billion funding, comprising of bank loans and company raised capital, into the projects covered by the Agreement.

Shineco will operate the Apocynum Industrial Park through Runze for apocynum fiber “Steam Explosion Degumming” manufacturing, apocynum comprehensive utilization as well as apocynum industry extension projects. The Agreement marks the second section of a three-section development plan of Shineco, with the first section previously disclosed in press releases of the Company dated November 7, 2017 and September 22, 2017.

Pursuant to the Agreement, the RMB 1.12 billion investment includes the following: RMB 250 million investment in purchasing related facilities, RMB 120 million in construction and installation of facilities, and RMB 750 million in initial working capital. The funding is expected to support at least six projects in the Apocynum Industrial Park, including Apocynum fiber “Steam Explosion Degumming” Manufacturing, Apocynum Blended Spinning, Flavonoids Extraction, Pectin and Xylo-oligosaccharide Raw Material Production, Apocynum Tea Production as well as Organic Fertilizer Production. These projects are expected to commence operation after the expected completion of the construction and installation by November 2018. After completion of the construction and installation, and commencement of operation of all six projects, they are expected to create over 800 jobs and generate RMB 600 million net profit annually.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “Apocynum Industrial Park will be completed in 3 phases and the total investment will reach RMB 4 billion. The initial RMB 1.12 billion investment is expected generate investment return within 3 years of completion, expected to generate RMB 600 million net profit annually. After the completion of all three phases, the annual revenue is expected to reach RMB 22 billion and the net profit is expected to reach RMB 6 billion. In addition, the Apocynum coverage along the 300 kilometer long Tarim River will be increased from the initial 20% to 95% or more, which is expected to dramatically improve the local ecological environment index. We look forward to working in partnership with the Korla Economic and Technological Development Zone Administrative Committee, sharing development expertise, talent, and capital in ways that will create more added value for each other, and our government and community.”

Mr. Lei Chen, Managing Director of Korla Economic and Technological Development Zone Administrative Committee, commented, “Our goal is to build a long-term relationship with Shineco, and this Agreement encapsulates exactly what we wanted to achieve since it allows us to make a difference to benefit the National Economic Development Zone in Xinjiang. Apocynum development projects will further accelerate the development of diversified textile raw materials in Korla Development Zone and will also fill gaps in the comprehensive utilization of Xinjiang’s Apocynum. In the future, we will continue to make unwavering efforts to promote the projects in the Apocynum Industrial Park and tackle the projects in a thoroughgoing and meticulous manner.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC

Phone: +1-917-609-0333

Email: tina.xiao@ascent-ir.com